Exhibit 10.1

Corporate Headquarters
Intel Corporation
2200 Mission College Blvd
Santa Clara, CA, 95054-1549
(409) 765-8080

September 14, 2016

Dear Robert:

Congratulations! On behalf of Intel Corporation I am pleased to provide this offer to you for the position of Executive Vice President & Chief Financial Officer reporting to me. The role is based in Santa Clara, CA. It is expected that your start date will be no later than October 10, 2016.

Base Salary. Your starting annual base salary will be $850,000, less applicable taxes, deductions and withholdings. This base salary will be reviewed annually as part of our performance review process and will increase commensurate with your performance, as assessed by management.

Annual Performance Bonus. You are eligible for an Annual Performance Bonus (APB) with a target payout of $1,119,000, based on 44% of base salary times 3 ($373,000 X 3 = $1,119,000). The APB is paid out in January for the prior year based on Intel’s financial performance, as well as achievement of specified operational goals, subject to the terms of the APB plan. The bonus will be prorated to reflect the actual months of participation for the portion of 2016 that you are employed with Intel.  Subject to local law, to earn and receive an APB payout, employees must be employed on the Intel payroll through the last day of the applicable bonus period.

Quarterly Profit Bonus. You are eligible for quarterly bonuses under the Quarterly Profit Bonus (QPB) plan. These bonuses are determined based on Intel’s quarterly profitability, subject to the terms of the QPB plan. Based on historical payouts, we anticipate this will pay you approximately $21,402.50 per quarter ($85,610 annually). Your first quarterly bonus will be prorated to reflect the actual dates of participation for any portion of the quarter that you are employed with Intel.  Subject to local law, to earn and receive a QPB, you must be employed on the Intel payroll before the cutoff date for each three-month bonus period, and have received eligible earnings before the cutoff date.

Hiring Bonus. We will offer you a sign on bonus of $5,500,000, less applicable taxes, deductions and withholdings. $2,750,000 of this bonus will be paid within 30 days of your employment start date, $1,750,000 will be paid within 30 days of your 1 year anniversary and $1,000,000 will be paid within 30 days of your 2 year anniversary provided you are employed in good standing on each of those dates, as determined by management.

Severance Provision. In the event that Intel terminates your employment during the first two years of your employment for any reason other than Cause (as defined below), Intel will pay you the following payments, as well as any severance pay and benefits that may be applicable for your position level under Intel policy:

•	If your employment ends before the payment of the first installment of your hiring bonus, Intel will pay you $5,500,000.

•	If your employment ends after the payment of the first installment of your hiring bonus, but before the one year anniversary of your start date, Intel will pay you $2,750,000.

•	If your employment ends after the payment of the second installment of your hiring bonus, but before the two year anniversary of your start date, Intel will pay you $1,000,000.

The severance payment will be subject to applicable taxes, deductions and withholdings. It will be paid no later than March 15th of the calendar year following your termination, provided you execute and let become effective a standard release agreement, and provided further that in the event that your release delivery and non-revocation period spans two calendar years, payment will be made in the second calendar year.

For purposes of this offer, Cause means (1) commission of an act of material fraud or dishonesty against Intel; (2) intentional refusal or willful failure to substantially carry out the reasonable instructions of the Chief Executive Officer or of Intel’s Board of Directors (other than any such failure resulting from your Disability); (3) conviction of, guilty plea or “no contest” plea to a felony or to a misdemeanor involving moral turpitude (where moral turpitude means so extreme a departure from ordinary standards of honesty, good morals, justice or ethics as to be shocking to the moral sense of the community); (4) gross misconduct in connection with the performance of your duties; (5) improper disclosure of confidential information or violation of material Intel policy or Code of Conduct; (6) breach of fiduciary duty to Intel;  (7) failure to cooperate with Intel in any investigation or formal proceeding or being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in your job; or (8) breach of duty of loyalty to the Company.  Prior to termination for cause, Intel shall provide 30 days prior written notice of the grounds for cause, and give you an opportunity within those 30 days to cure the alleged breach. The parties recognize that given the egregious nature of the conduct defined as Cause, a cure may not possible. No act or failure to act on your part shall be considered "willful" unless Intel determines it is done, or omitted to be done, in bad faith or without reasonable belief that your act or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by Intel’s Board with respect to such act or omission, or based upon the advice of legal counsel for Intel, shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of Intel.
With respect to any determination of “Cause” under this Agreement, Intel will act fairly, and cannot terminate you “for Cause” unless Intel determines there is clear and convincing evidence of your actions constituting “Cause” as defined herein.
Notwithstanding the foregoing, you and Intel expressly agree that Intel does not expect, and will not require, you to engage in any activities that would violate your existing obligations to any prior employer to maintain the confidentiality of such employer’s proprietary business information.  If you refuse or fail to carry out any instruction by the Chief Executive Officer or Intel’s Board of Directors because of such existing obligations, your refusal or failure will not constitute Cause for termination.

New Hire Equity Grant. As an employee of Intel, we would like you to share in the success of Intel Corporation through the company's stock benefit program. Therefore, we are pleased to recommend that you be granted an award of $9,500,000 of Restricted Stock Units (RSUs). The RSUs will be granted on the first regularly scheduled grant date after your employment start date (“New Hire Grant Date”), currently expected to be in October 2016 if start date occurs before October 15th 2016. The RSUs will vest over a three year period: 1/3 of the RSUs vesting per year beginning on the one-year anniversary of the grant date and continuing each year such that the grant is fully vested on the three-year anniversary of grant date. The RSUs will be subject to the terms and conditions of the Intel Corporation 2006 Equity Incentive Plan, the Notice of Grant for each award, and grant agreement linked to your Notice of Grant.

Focal Equity Grants. Each January, you will be eligible for equity awards based on your job performance and contributions to Intel as part of Intel’s annual performance evaluation process (“Focal”). The target valuation for your annual equity award is expected to be $6,500,000. Equity awards will be recommended to be in the form of RSUs and Outperformance Stock Units (OSUs) and will be subject to the terms and conditions of the Intel Corporation 2006

Equity Incentive Plan, the Notice of Grant for each award and the grant agreement linked to your Notice of Grant. We anticipate the split will be 40 percent RSUs and 60 percent OSUs, but the exact split is subject to approval by Intel’s Board of Directors.

Comprehensive Benefits. Intel provides a very competitive benefits package for its eligible employees. You will be eligible for our medical, dental, vision, short-term and long term disability and life insurance programs. In addition, we offer an employee Stock Purchase Plan, 401(k) Plan (with annual employer funded contribution), deferred compensation plan, and financial counseling services.

You will be eligible for 4 weeks of vacation and 10 standard company holidays each year as well as an eight-week fully-paid sabbatical leave after every seven years of eligible employment, or a four-week sabbatical after 4 years of eligible employment. Of course, each of these benefits is subject to the terms and conditions of the benefit program and plans, including waiting periods for some.

Outside Activities during Employment. During your employment, you shall devote your full business efforts and time to Intel. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities, as long as they do not materially interfere with your job. Any outside activities, including serving on a Board of Directors, must be in compliance with Intel’s Code of Conduct.

Company Policies/Protection of Intellectual Property. Your employment is contingent on your signing an Employment Agreement, which outlines your obligations as an employee, including among others your obligation to protect Intel’s intellectual property (as well as confidential information of your prior employers and other third parties). You will be expected to abide by the Company’s policies and procedures, including without limitation Intel’s Employment Guidelines and Code of Conduct. You can review a copy of the Employment Agreement at www.intel.com/jobs/offer and selecting “Employment Forms.”

At-Will Employment. Your employment with Intel is “at will,” which means that both Intel and you have the right to end your employment at any time, with or without advance notice, and with or without cause. The at-will nature of your employment may not be modified or amended except by written agreement signed by Intel’s SVP of Human Resources and you.

Position of Trust Background Check/Work Eligibility. Because of the importance of your position, this offer is contingent upon the successful completion of a Position of Trust background check and successful reference check. You represent that all information provided to Intel or its agents with regard to your background is true and correct. As a further condition of employment, you are required by law, to provide appropriate documentation of your legal right to work in the United States. A “List of Acceptable Employment Verification Documents” is available at www.intel.com/jobs/offer.

Entire Agreement. This offer letter including the referenced documents forms the entire agreement between you and Intel and replaces all prior communications on matters related to employment at Intel.

Intel is truly an inspirational place to work. The Intel family is overflowing with creative drive, deep expertise, perseverance, and passion, and we are thrilled you are joining the team. We hope you’ll find working at Intel to be one of the most rewarding experiences of your life, both professionally and personally.

Once you have accepted this offer, you will be contacted via a separate email with regard to your first day and overall integration with immediate availability to VIP services, including a dedicated point of contact for all HR benefits, services, and executive compensation programs.

In the meantime, should you have any questions please call Richard at ###-###-#### or Brit Wittman at ###-###-####.

Sincerely,

/s/ Brian Krzanich
Brian Krzanich
CEO

Accepted and Agreed:

/s/ Robert Swan	9/15/16
Robert Swan	Date